EXHIBIT 10.5

Date:	29th April 2002
Our ref:	C&I/LC/TEAM10/BLC

CONFIDENTIAL

DSI (HK) Ltd.

Suite 1401, New T&T Centre,

Harbour City,

Tsimshatsui,

Kowloon.

Attn.:  Mr. Alfred Chan

Dear Sirs,

BANKING FACILITIES:  DSI (HK) LTD.

We are pleased to confirm that the Bank is willing to make available to your company (the “Company”) the following supplier finance facilities up to the amounts indicated.

1.                   POST-SHIPMENT FACILITY — HKD19,000,000.-

Negotiation of clean or discrepant documents presented under irrevocable letters of credit issued by banks acceptable to the Bank, up to 100% of the bill amount and for maximum tenor of 90 days.

2.                   FACTORING FACILITY — HKD19,000,000.-

For purchase of receivables in accordance with the terms of the Receivables Purchase Agreement(s) entered into and the rider(s) (if any) from time to time agreed between the Bank and the Company (“Agreement”).

Expressions used in this section have the same meanings as defined in the Agreement unless otherwise defined or the context otherwise requires.

The above limit represents the FIU Limit.  Aggregate Funds In Use in respect of Debts purchased from the Company shall not at any time exceed the FIU Limit or, when aggregated with the total amount for the time being outstanding under Facility 1, shall not at any time exceed HKD19,000,000.-.

Customer list is to be advised to and approved by the Bank from time to time.

Prepayment will be made by the Bank up to the Prepayment Percentage (if not zero) less the Bank’s Service Charge, but subject to the FIU Limit and the Concentration Percentage not being exceeded, and conditional upon compliance in all other respects with the terms of the Agreement.

Credit insurance cover (if applicable) will be taken out in the Bank’s name with either a credit insurer or factoring company appointed by the Bank.

The following will also be required for all receivables purchased by the Bank:-

(1)                                  copy of invoice endorsed with notice of assignment of the relevant debt to the Bank of the right to receive payment in respect of the invoice and otherwise complying with the terms of the Agreement;

(2)                                  if required by the Bank, formal assignment of debt in the Bank’s approved form, duly executed by you;

(3)                                  cargo receipt, bill of lading, airway bill or other evidence of delivery of goods or completion of services satisfactory to the Bank;

Collection will be done either through the Bank, the Bank’s service provider or a factoring company appointed by the Bank.  All proceeds are directly payable to the Bank.

Discounting Charge will be payable monthly, calculated as the percentage stipulated in the Agreement of the Funds In Use from time to time.

Service Charge will be calculated as stipulated in the Agreement.

Should a repayment against an individual invoice be overdue, no further prepayment is allowed until that overdue has been rectified.

INTEREST, COMMISSIONS AND FEES

A default rate of Prime plus 8% per annum, or HIBOR plus 8% per annum, whichever is higher, will apply to amounts not paid when due or in excess of agreed facility amounts.  “Prime” means the rate which we announce or apply from time to time as our prime rate for lending Hong Kong Dollars and “HIBOR” means the rate which we determine to be the Hong Kong Interbank Offered Rate for the relevant period.  Commissions will be charged at our standard rates.  Export bills will be discounted at 3-month HIBOR plus 2% per annum for Hong Kong Dollar bills and at our standard bills finance rates for foreign currency bills.  All past due bills shall bear interest at 4% per annum above the rates charged on your regular bills outstandings.

You shall pay to the Bank an arrangement fee of HKD8,000.-, payable on the date on which the Bank’s offer of the above facilities are accepted by you as signified by your counter-signing of this letter.  The arrangement fee is non-refundable in any event.  A handling fee in an amount to be mutually agreed will be payable on each anniversary of the date of this letter if the facilities are continuing.  The fees will be debited to your current account.

Whether or not the documentation for the above facilities is executed or the facilities are made available to you as contemplated following your acceptance of this letter, you shall forthwith on demand reimburse the Bank all out of pocket expenses (including but not limited to legal fees and disbursements) incurred by the Bank in connection with the facilities including, without limitation, the negotiation, preparation, execution and/or enforcement of this letter and the documentation referred to below.

AVAILABILITY AND REPAYMENT

The above facilities are subject to periodic review by the Bank at its discretion, and it is expressly agreed that they will at all times be available at the sole discretion of the Bank.  Notwithstanding any other provisions contained in this letter or in any other document, the Bank will at all times have the right to require immediate payment and/or cash collateralisation of all or part of any sums actually or contingently owing to it in respect of the above Facility 1, and the right to immediately terminate or suspend, in whole or in part, all of the above Facilities 1 to 2 and all further utilisation of the facilities.

ASSIGNMENT

The Company may not assign or transfer all or any of it’s rights, benefits or obligations under this letter (and any documentation or transactions to which this letter relates) without the Bank’s prior written consent.

The Bank may at any time assign or transfer to any one or more banks or other financial institutions all or any of it’s rights, benefits or obligations under this letter (and any documentation or transactions to which this letter relates) or change its lending office.

DOCUMENTATION

Before the above facilities may be used, the enclosed copy of this letter and the Bank’s standard form General Customer Agreement must be signed by the Company and returned to us together with a certified copy of appropriate authorising board resolutions.

The following documentation are held/will also be required:

•                                                             Corporate guarantee by DSI Toys, Inc., limited to the principal amount of HKD19,000,000.-, plus interest and other charges.

•                                                            Receivable Purchase Agreement and other related documents, including without limitation formal assignment of debts where required, in the Bank’s approved forms for the above Facility 2.

•                                                            Certified true copies of the certificates of incorporation and memoranda and articles of association of the Company and DSI Toys, Inc.

•                                                            A signed original copy of the audited financial statements of the Company within 9 months after its financial year end.  A signed original copy of the interim management accounts of the Company within 3 months after the respective period.

•                                                            Such other information as the Bank may request from time to time.

UNDERTAKINGS

The Company undertakes to the Bank that it will:

•                                                            Not encumber its assets by way of a debenture / floating charge over all assets without the prior written consent of the Bank.

•                                                            Inform the Bank within seven days from execution of any new pledge / charge over the Company’s assets.

•                                                            Not utilize the above facilities to finance any related companies transactions.

•                                                             Immediately inform the Bank of any change of its directors or beneficial shareholders or amendment of its memorandum or articles of association.

By acceptance of this letter the Company gives consent to the Bank to disclose details of the Company’s account relationship with the Bank (including credit balances and any security given for the facilities) to all or any of the following persons (whether in or outside Hong Kong): (i) its Head Office and any of its offices, branches, related companies or associates, (ii) any actual or proposed participant or sub-participant in, or assignee or novatee of the Bank’s rights in relation to the Company’s accounts, (iii) any agent, contractor or third party service provider which provides services of any kind to the Bank in connection with the operation of its business, (iv) any financial institution with which the Company has or proposes to have dealings to enable credit checks to be conducted on the Company,  and (v) any person to whom the Bank is under an obligation to make disclosure under the requirements of any law binding on the Bank or any of its branches.

Please sign the enclosed copy of this letter and return it to the Bank’s Credit Operations at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Hong Kong, for the attention of Mr. Franco Fu, within one month after the date of this letter, after which this offer will lapse.  This letter will be governed by Hong Kong SAR law.

We enclose a set of documents which should also be completed and returned to the Bank at the above mentioned address.  If you have any queries regarding the completion of the required documents, please contact Mr. Franco Fu, whose telephone number is 2282-6253.  With regard to queries on banking arrangements, you can contact our Relationship Manager Ms. Daniella Koo, whose telephone number is 2821-1835.

We are pleased to be of service to you and take this opportunity to thank you for your custom.

Yours faithfully,

For and on behalf of STANDARD CHARTERED BANK

/s/ IRIS LI	/s/ SANDRA LEUNG
Iris Li Senior Credit Documentation Manager	Sandra Leung Manager, Credit Operations

SL/IL/FF/mc

Encl.

Agreed.

For and on behalf of DSI (HK) LTD.

/s/ ALFRED CHAN